CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A ("Registration Statement) of our report dated December 13, 1999, relating to the financial statements and financial highlights appearing in the October 31, 1999 Annual Report to Shareholders of SunAmerica Strategic Investment Series, Inc. - Tax Managed
Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Additional Information - Independent Accountants and Legal Counsel" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

New York, New York
February 24, 2000